                                                                    EXHIBIT 23.2


                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]





                         Independent Auditors' Consent



The Board of Directors
Norwest Corporation:


We consent to the use of our report dated January 18, 1995 incorporated herein by reference and to the reference to our firm under the heading "EXPERTS" in the prospectus. Our report refers to the Corporation's adoption of Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."




                                           /s/ KPMG Peat Marwick LLP




Minneapolis, Minnesota
May 26, 1995